Exhibit 5.1

[LETTERHEAD OF APPLEBY SPURLING HUNTER]

Intelsat Subsidiary Holding Company Ltd. 90 Pitts Bay Road Pembroke HM 08 Bermuda

3 November 2005

Dear Sirs

Intelsat Subsidiary Holding Company, Ltd. (the “Company”), Intelsat, Ltd. and Intelsat (Bermuda), Ltd. (the “Bermuda Guarantors”)

The Company has requested that we provide this opinion in connection with the registration of up to US$1,000,000,000 of Floating Rate Senior Notes due 2012, US$875,000,000 of 8 1/4% Senior Notes due 2013 and $675,000,000 of 8 5/8 Senior Notes due 2015 (together, the “New Notes”) and the guarantees related thereto (the “New Guarantees”) of the Bermuda Guarantors, such New Notes to be issued in exchange for an equal principal amount of the Company’s outstanding Floating Rate Senior Notes due 2012, 8 1/4% Senior Notes due 2013 and 8 5/8% Senior Notes due 2015 (collectively, the “Existing Notes”) pursuant to the terms of the Indenture, the Registration Rights Agreement, the Offering Memorandum and the Registration Statement.

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the “Documents”), together with such other documentation, as we have considered requisite to this opinion.

Assumptions

In stating our opinion we have assumed:

(a)	the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;

(b)	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Documents;

(d)	the authority, capacity and power of each of the persons signing the Documents (other than the Company and the Bermuda Guarantors);

(e)	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(f)	that the Indenture and the Registration Rights Agreement constitute the legal, valid and binding obligations of each of the parties thereto, under the laws of its jurisdiction of incorporation or its jurisdiction of formation and any exchange of the New Notes for the Existing Notes shall be effected in accordance with the terms thereof;

(g)	that the Indenture and the Registration Rights Agreement constitute legal, valid and binding obligations of each of the parties thereto, enforceable in accordance with its terms, under the laws of the State of New York by which they are expressed to be governed and are in the proper legal form to be admissible in evidence and enforced in the courts of the State of New York and in accordance with the laws of the State of New York;

(h)	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would have any implication in relation to the opinions expressed herein;

(i)	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions adopted by all the Directors of the Company as unanimous written resolutions of the Board and that there is no matter affecting the authority of the Directors to issue the New Notes, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein; and

(j)	that each of the Company and the Bermuda Guarantors has no express or constructive knowledge of any circumstance whereby any Director of the Company or such Bermuda Guarantor, when the Board of Directors of the Company or such Bermuda Guarantor adopted the Resolutions, failed to discharge his fiduciary duty owed to the Company or such Bermuda Guarantor and to act honestly and in good faith with a view to the best interests of the Company or such Bermuda Guarantor.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

1.	Each of the Company and the Bermuda Guarantors is duly incorporated and existing under the laws of Bermuda and is in good standing.

2.	The Company has taken all corporate action required to authorise its execution, delivery and performance of the New Notes.

3.	Each of the Bermuda Guarantors has taken all corporate action required to authorise its execution, delivery and performance of the New Guarantees.

4.	When issued, upon conversion of the Existing Notes pursuant to and in accordance with terms of the Indenture, the Registration Rights Agreement, the Offering Memorandum and the Registration Statement, the New Notes will be validly issued, and the New Notes and the New Guarantees will constitute valid and binding obligations of the Company and the Bermuda Guarantors, respectively.

Reservations

We have the following reservations:

(a)	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(b)	Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

Disclosure

This opinion has been prepared for your use in connection with the Registration Statement. For this purpose, we hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended. Further, this opinion speaks as of its date.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/s/  Appleby Spurling Hunter

APPLEBY SPURLING HUNTER

SCHEDULE 1

1.	A copy of the executed Indenture dated as of 28th January 2005 among Zeus Merger Two as Issuer, the Guarantors named therein and Wells Fargo Bank, National Association as Trustee (“Wells Fargo”), as amended by the Documents listed at paragraphs 2, 3 and 4 below (the “Indenture”).

2.	A copy of the executed supplemental indenture between Intelsat (Bermuda), Ltd., Wells Fargo and others dated 3 March 2005.

3.	A copy of the executed second supplemental indenture between the Bermuda Guarantors, the Company, Wells Fargo and others dated 3 March 2005.

4.	A copy of the executed third supplemental indenture between Intelsat (Bermuda), Ltd., the Company and Wells Fargo dated 3 March 2005.

5.	A copy of the executed Registration Rights Agreement dated as of 28th January 2005, among Zeus Merger Two Limited, the Guarantors named therein as Issuers, Deutsche Bank Securities Inc., Credit Suisse First Boston LLC and Lehman Brothers Inc. as representatives of the initial purchasers named in Schedule II thereto (the “Registration Rights Agreement”).

6.	A copy of the Offering Memorandum, issued by Zeus Merger Two Limited dated January 24, 2005 issued in connection with the offering of the Existing Notes (the “Offering Memorandum”).

7.	A copy of the Registration Statement on Form S-4 to be issued by the Company in connection with the issue of the New Notes and the New Guarantees.

8.	A copy of the form of the New Notes as set out in Exhibits D, E and F to the Indenture.

9.	A copy of the unanimous written resolutions of the Board of Directors of Zeus Merger Two Limited adopted 27th January 2005.

10.	A copy of the unanimous written resolutions of the Company and the Bermuda Guarantors dated 2 March 2005.

11.	Copies of the Certificate of Incorporation, Memorandum of Association and Bye-laws of each of the Company and the Bermuda Guarantors (the “Constitutional Documents”).